UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2020

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55663	20-2745790
(Commission File Number)	(IRS Employer Identification No.)

2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431

 (Address of principal executive offices and zip code)

(561) 276-2239
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.001 par value per share	CELH	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms “the Company,” “Celsius,” “we,” “us” and “our” refer to Celsius Holdings, Inc. and its subsidiaries.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Appointment of New Director

Effective as of July 30, 2020, Caroline Levy joined our board of directors. The following is a description of the background and business experience of Ms. Levy.

Ms. Levy, 57, has been a consumer stock analyst for more than thirty years, beginning her career on the buy side in South Africa with a leading money manager. She moved to the sell side upon her immigration to New York and has followed sectors including restaurants, beverages, household/personal care and lodging/cruise lines. Ms. Levy is highly regarded in the institutional investor community in North America and abroad. Most recently at Macquarie from 2017 to 2019, she covered both large and smaller soft drinks and alcohol companies, as well as cosmetics/HPC. Prior to this, she spent eight years as a Managing Director and Senior Analyst at CLSA. This followed a decade at UBS, where Ms. Levy headed the US Consumer Research team, while also holding the position of COO for all of Research and Chair of the Investment Review Committee. At UBS she worked on many investment banking transactions and understands the strategies and requirements for success in the public markets. Ms. Levy brings long-term perspective of the beverage industry, coupled with current insights from an extensive network of industry and investor relationships. Her expertise in China from her eight years at a leading Asian research firm made her an early advisor on the opportunities and risks inherent in e-commerce. Ms. Levy has made numerous media appearances and she has been recognized multiple times in the “Institutional Investor All-Star Survey” and “The Wall Street Journal Survey” for stock picking and earnings accuracy. Ms. Levy’s extensive experience in capital markets and finance makes her a valuable member of the board of directors.

The Company’s board of directors has determined that Ms. Levy is “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the Nasdaq Stock Market. Ms. Levy will serve as a member of the board’s nominating and corporate governance and audit committees.

A copy of the press release dated August 4, 2020 announcing the appointment of Caroline Levy to the Company’s board of directors is included as Exhibit 99.1 to this report.

(b)	CEO Employment Agreement

On August 1, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with John Fieldly, our Chief Executive Officer. The initial term of the Employment Agreement is from January 1, 2021 through December 31, 2023. The Employment Agreement provides for a base annual salary of $464,530, eligibility for performance-based incentive bonuses, pursuant to such criteria as may be established by our compensation committee and the grant of options to Mr. Fieldly under our 2015 Incentive Stock Plan to purchase 300,000 shares of our common stock. The Employment Agreement provides for severance payments equal to (i) the annual base salary and a pro rata performance bonus for the number of months remaining in the term (up to a maximum of 6 months) in the event of termination upon death; (ii) twelve months’ salary in the event of termination other than for “cause” (as defined therein); and (b) a “golden parachute” payment in an amount equal to twice the total compensation (including performance bonus, if any) for the two prior calendar years in the event of termination without “cause” following a “change in control” (as defined therein). The Employment Agreement contains customary confidentiality and non-competition provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the copy of the Employment Agreement filed as Exhibit 10.1 hereto.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 30, 2020, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s shareholders voted on the two proposals listed below at the Annual Meeting. The final voting results for each proposal are set forth in the following tables. For more information about each of the proposals please see the Company’s definitive Proxy Statement previously filed with the Securities and Exchange Commission on June 15, 2020.

Proposal 1: Election of Directors – Election of the nominees listed below as directors to hold office until the next annual meeting of shareholders or until their successors are elected.

	Votes	Votes
Name	For	Against
John Fieldly	50,938,039	49,898
Nicholas Castaldo	50,902,007	85,930
Kevin Harrington	50,902,294	85,643
Hal Kravitz	50,902,860	85,077
Tony Lau	47,491,170	3,496,767
Thomas E. Lynch	49,116,855	1,871,082
William H. Milmoe	47,235,822	3,752,115

Each nominee was elected by the Company’s shareholders, as recommended by the Company’s Board of Directors.

Proposal 2: Ratification of Selection of Auditors - To ratify the appointment of Assurance Dimensions as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Votes For	Votes Against	Abstain
50,970,043	104,967	21,901

The appointment of Assurance Dimensions was ratified by the Company’s shareholders, as recommended by the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
10.1	Employment Agreement dated August 1, 2020 between the Company and John Fieldly

99.1	Press Release dated August 4, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: August 4, 2020	By:	/s/ John Fieldly
John Fieldly, Chief Executive Officer

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